EXHIBIT 99.1

China Automotive Systems Special Committee Engages Financial Advisor and Legal Counsel

WUHAN, China, Aug. 2, 2017 /PRNewswire/ --China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced that the special committee (the "Special Committee") of the Company's board of directors (the "Board") has retained Houlihan Lokey Capital, Inc. as its financial advisor and Kirkland & Ellis as its U.S. legal counsel in connection with its review and evaluation of the previously-announced preliminary non-binding proposal letter (the "Proposal") that the Board received on May 14, 2017 from Mr. Hanlin Chen ("Mr. Chen"), the Chairman of the Board, proposing to acquire all of the outstanding shares of the common stock of the Company (the "Shares") not already owned by Mr. Chen in a possible "going private" transaction (the "Transaction"), for US$5.45 in cash per Share, as well as in connection with the Special Committee's review and evaluation of any other sale, merger, business combination or other corporate transaction, with Mr. Chen or any other party, and any other strategic alternatives.

The Company cautions its stockholders and others considering trading in the Company's securities that the Special Committee is continuing its evaluation of the Transaction and that, at this time, neither the Board nor the Special Committee has made any decision with respect to the Company's response to the Proposal. There can be no assurance that any definitive offer will be made by any person, that any agreement will be executed or that the Transaction or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to the Transaction or any other transaction, except as required under applicable law.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.5 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statement

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements may include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2017, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
+1-646-726-6511
Email: Kevin.Theiss@awakenlab.com